Exhibit 99.3

Filing Statement

Concerning Joint Fidelity Bond

Rule 17g-1(g)(1)(ii)(c) - Statement showing the amount of the single insured bond which Parnassus Funds and Parnassus Funds II would have provided and maintained had they not been named as insureds under a joint insured bond:

Amount of Single Insured Bond for Joint Insureds

Period of Coverage: June 30, 2026 – June 30, 2027

Entity	Single Insured Bond Coverage

Parnassus Funds	$2,500,000
Parnassus Funds II	$2,500,000
Aggregate Single Bond Coverage
(as if not maintained under joint coverage)	$5,000,000
Total joint Investment Company Bond	$5,000,000